Final Transcript

RADIO ONE, INC.: 2019 4th Quarter Earnings Call

March 20, 2020/9:00 a.m. CDT

SPEAKERS

Alfred C. Liggins, III - CEO
Peter D. Thompson - CFO

PRESENTATION

Moderator
Welcome to the Urban One's 2019 4th Quarter Earnings Call.  I've been asked to begin this call with the following Safe Harbor statement.  During this conference call, Urban One will be sharing with you certain projections or other forward-looking statements regarding future events or its future performance.  Urban One cautions you about certain factors, including risk and uncertainties referred to in the 10-Ks, 10-Qs, and other reports it periodically files with the Securities and Exchange Commission, could cause the company's actual results to differ materially from those indicated by its projections or forward-looking statements.

This call will present information as of March 20, 2020.  Please note that Urban One disclaims any duty to update any forward-looking statements made in this presentation.  In this call, Urban One may also discuss some non-GAAP financial measures when talking about its performance.  These measures will be reconciled to GAAP, either during the course of this call, or in the company's press release, which could be found on its website, at www.urbanone.com.

A replay of the conference call will be available from 1 p.m. Eastern Daylight Time, March 20, 2020, until 11:55 p.m. Eastern Daylight Time, March 27, 2020.  Callers may access the replay by calling 1-866-207-1041.  International callers may dial direct, plus one, 402-970-0847.  The replay access code is 4249913.  Access to live audio and a replay of the conference call will also be available on Urban One's corporate website, at www.urbanone.com.  The replay will be made available on the website for seven days after the call.  No other recordings or copies of this call are authorized or may be relied upon.

I'll now turn the call over to Alfred C. Liggins, Chief Executive Officer of Urban one, who is joined by Peter D. Thompson, Chief Financial Officer.  Gentlemen.

A. Liggins	Thank you very much, operator. Also joining me is Karen Wishart, our Chief Administrative Officer; Kris Simpson, our general counsel; and Jody Drewer, the CFO at TV One.

Thank you for joining.  Sorry for the couple day delay while our auditors finished up the audit.  We had a last minute reclassification that Peter's going to talk to you about and we've outlined in the press release.  Doesn't affect our free cash flow or net income.  And so, it's something that Peter can explain in detail.  We've had some conversations about it in earlier conference calls as it relates to our lease accounting.

Before we get to fourth quarter results, let me start with the current events at hand, which we all know are unique and extraordinary and unencountered times.  So, starting with current events and what we know so far about the impact of the COVID-19 outbreak on our business.  I'm sharing these updates with you in real time, however, the situation continues to change daily.

Prior to the outbreak, we were showing Q1 same station radio pacings up 6.9%.  Political advertising from the primary election had been very strong, and we are considerably ahead of comparable election years for this category.  January finished up 3.2%, and February finished up 13.2%.  Q1 pacing has fallen to 2.2% in a little over a week's time.  More noticeably, Q2 pacings have dropped from plus 13.3% to minus 13.3% in the same ten-day period.  Radio has taken about $4.3 million in cumulative cancellations since last week; however, the frequency of cancellations has slowed, and some clients are simply deferring campaigns until later in the year.

Our sales leadership team is actively engaging with businesses and government entities, and seeking out bright spots with campaigns and categories such as home fitness, online education, ecommerce sites, food delivery services, entertainment streaming, and cleaning and hygiene products, for example.  We have canceled all in-person station events, and postponed one of our major events, Women's Empowerment in Raleigh.

Reach Media has processed about $200,000 in ad cancellations, but the more significant impact has been the postponement of the annual Tom Joyner Fantastic Voyage Cruise.  This event was expected to generate over $10 million of revenue, and more than $1.5 million in profit for Q2.

TV One has fared better than radio, and has taken about $850,000 in cancelations.  We are optimistic about the downside to our television segment.  The digital segment has taken about $1.4 million in cancellations.  Also, MGM National Harbor Casino in Maryland is closed, along with every other casino in the country, so our investment income will reduce temporarily.  I'm not sure exactly how long the closures will be instated.

We have taken some immediate steps to mitigate the fallout.  Out of abundance of caution, we have preemptively drawn $27.5 million from our asset-backed line of credit to improve our liquidity position in the short term, in addition to the 30 plus million dollars of cash we already have on the balance sheet.  This action is in line with what many other companies have done given the economic uncertainty.

We've implemented telework for nonessential employees, and have also halted business travel.  This is evolving on a daily basis, and we're analyzing now what we think the impact of a really strong unprecedented downdraft in Q2 is going to look like on our business.  We have not pulled together all of those projections as of yet, but we're focused on it on an hourly basis.  And as we start to communicate with folks going forward, even off line from the conference call, we can hopefully give some better visibility to where we think we will be, and what the impact might be, and what kind of mitigation we can put in place.

Now I'll turn it over to Peter to go through more detail in the numbers.

P. Thompson
Thanks, Alfred.  As Alfred said, during the fourth quarter we reclassified interest expense component of operating leases, which we've been showing as interest expense, and we had to put that back into operating expense.  In January 1st of last year, FCA 42 [ph], we changed the way we were accounting for leases.  We grossed them up, both the assets and the liabilities on the balance sheet.  That was fine.  And then the P&L geography, as a result of that change in accounting, meant that we were having a quarterly pickup to operating expenses, and a quarterly hit to interest expenses.  We've been transparent on calling that out on each of the quarterly earnings calls, so that really should come as no surprise.

What came as a bit of surprise was at yearend the auditors looked at that more closely and decided, actually, they didn't agree with the P&L geography we were using.  So, essentially, we just went back to the old way of accounting.  As Alfred said, it doesn't affect, that income doesn't affect free cash flow.  It doesn't affect the bank covenant calculations, because we did not change that methodology, we just continued to do those calculations under the old GAAP.

So, really, what it did was, it changed our headline adjusted EBITDA number, and therefore, changed our headline GAAP leverage number.  And it dislocated us from our guidance that we'd given, because obviously our guidance was given on the basis of the accounting we'd done from Q1 through Q3.  That's really what went on there.  Happy to take questions on that if that's not clear.

So, the fourth quarter reclass of interest expense was approximately $1.6 million, and the full-year reclass was approximately $5.7 million.  Absent this change, our adjusted EBITDA would've been $139.2 million, which compared to our previous guidance of $138 million to $140 million.

Now, revenue is down 6.8% for the quarter, approximately $105.9 million.  As usual, a breakout of revenue by source can be found on Page 5 of the press release, and the breakout by segment found on Page 7.

Radio segment net revenue was down 11.6% in the fourth quarter.  A lot of that obviously driven by political.  National ad sales were down 21.8%, while local ad sales were down 9.3%.

Excluding political revenue, and on a same-station basis, excluding Detroit, the radio segment net revenue was down by 2.9%, which was in line with the guidance, with the pacings guidance that we'd given of down low single digits.

Now, revenue for Reach Media was down by 13.3%.  The fourth quarter adjusted EBITDA down by approximately $1.7 million year-over-year.  Net revenues for our digital segment increased by 6.4% in the fourth quarter, and adjusted EBITDA for the digital segment decreased by approximately $674,000.  Recognized approximately $44.8 million of revenue from our cable television segment during the quarter, a decrease of 2.4%.  Cable TV advertising revenue was down 5.4%, including approximately $0.50 million for the new CLEO TV network.  And affiliate revenue was down by 0.4%, with rate increases of approximately $1.3 million, offset by churn of approximately $1.4 million.

Cable subscribers, as measured by Nielsen, finished fourth quarter 2019 at $52.2 million, down from $54.3 million at the end of Q3.  We recorded approximately $1.7 million of cost method income for our investment in MGM National Harbor property for the quarter, down 11.6% from last year.  Operating expenses, excluding depreciation, amortization, impairments [ph] and stock-based compensation increased by $2.2 million, or 2.8%, to approximately $82.3 million in fourth quarter.  Noncash expenses were up by $1.9 million, due to one-time adjustment, and they're excluded from adjusted EBITDA.

Radio operating expenses were down 3.9%.  Radio SG&A expense line was down 4.2%, primarily from lower revenue variable expenses, such as sales commissions and national rep fees, as well as nonrecurring station events.  Radio programming and technical expenses were down 3.5%.

Reach operating expenses were up 13.1%.  Program and technical expenses at Reach were up 3.5%, driven by one-time severance compensation for the program and changes in the wake of Tom Joyner's retirement.  Reach SG&A expenses were up 96% due to an unfavorable variance in bad debt expense.  Corporate SG&A expenses at Reach were down 3.6%.

Operating expenses in the digital segment were up 8%, driven by a staff bonus accrual in the quarter for the full year.  Cable TV expenses were up by 3.3% year-over-year.  The absence of staff bonus expense and lower advertising expense helped to offset higher content amortization, which was up by about $2.7 million.

Operating expenses in the corporate and elimination segment were up by $1.1 million, including an unfavorable variance of $2.8 million for noncash adjustment to the company's employment agreement award liability, which is excluded from adjusted EBITDA.  None of those adjustments, corporate SG&A expenses were actually down by $1.7 million.  Staff compensation costs were lower, mainly due to the absence of executive bonuses in 2019.

For the fourth quarter, consolidated broadcast and digital operating income was approximately $34.3 million, down 23.1%, from $$44.6 million in 2018.  Consolidated adjusted EBITDA was $27.5 million, a decrease of 22.1% year-to-year.

Interest expense was approximately $19.8 million for the fourth quarter.  That's approximately $19.2 million for the same period in 2018, an increased 2.6%.  Company made cash interest payments of approximately $23.7 million on its outstanding debt in the quarter.

Senior unsecured term loan was paid down by $3.6 million, and the term loan B was paid down by approximately $824,000.  The asset backline of credit balance remained at zero through the quarter with no borrowing or payment activity.  Senior secured term loan balance increased by the PIK interest amount of approximately $520,000.  Provision for income taxes was approximately $2.5 million in the quarter, and there was a net cash tax refund of approximately $321,000.

Net loss was approximately $7.9 million, or $0.18 per share, compared to net income of approximately $116.9 million, or $2.62 per share for the fourth quarter of 2018.  For the fourth quarter, capital expenditures were approximately $1.2 million, compared to $709,000 last year.

On August 31st, we sold our Detroit, Michigan radio station, WDMK-FM, and three translators to Beasley Broadcast Group, Inc.  We continued to operate WGPR-FM in Detroit under its former LMA until the end of last year, and so we ceased operating that station as well.

Company executed tax repurchases of 86,512 shares of Class D common stock in the amount of $192,000.  For covenant purposes, pro forma LTM EBITDA was approximately $133.9 million.  Net senior leverage was 4.78x against a covenant of 5.85x.  Net debt was approximately $856.8 million, compared to $133.5 million of LTM reported adjusted EBITDA, for a total net leverage ratio of 6.42x.

With that, I'll hand back to Alfred.

A. Liggins	Thank you. Operator, let's open the line up for questions, please.

Moderator	[Operator instructions].

A. Liggins	No questions? Nobody's requesting questions, operator?

Moderator	Right now we have no one in queue for questions.

A. Liggins
Well, look, I know it's a very chaotic time and everybody's focused on their loved ones and their business falling off a cliff.  And so, if there are any additional questions that people think of afterwards, we always try to be available and transparent, so feel free to reach out to Peter and I via email or telephone, and we will continue to communicate openly and transparently.  And Godspeed to everybody in trying to sort through this COVID-19 catastrophe issue.  Our prayers are with all of our families and your families as well.

Thank you very much.

Moderator	Ladies and gentlemen, that does conclude your conference for today. Thank you for your participation and for using AT&T TeleConference Service. You may now disconnect.